Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-236416 and 333-236417 on Form S-3 and Registration Statement No. 333-226964 on Form S-8 of our report dated March 9, 2020, relating to the financial statements of Vaccinex, Inc. appearing in this Annual Report on Form 10-K of Vaccinex, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Rochester, New York

March 9, 2020